                                                                   EXHIBIT 10.24


                                PROMISSORY NOTE


$92,000.00            Los Angeles, California, February 9, 1996.

         On demand after date, for value received the undersigned promises to pay to John Adams Life Corporation, or order, at 11845 W. Olympic Blvd., Los Angeles, California the sum of Ninety-two thousand and No/100 Dollars, and to pay interest on the unpaid principal amount hereof from time to time outstanding, from the date hereof until paid, at a rate equal to one percent (1%) above the prime rate for unsecured loans as announced from time to time by City National Bank, or the highest rate permitted by law, whichever is lower. Interest shall be paid in semiannual installments on July 31st and January 31st of each and every year hereafter; the first interest payment shall be due July 31, 1996.

         Should interest not be so paid it shall thereafter bear like interest as the principal. Should default be made in payment of interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Principal and interest payable in lawful money of the United States. If action be instituted on this note, the undersigned promises to pay such sum as the Court may fix as attorney's fees.



                                  Firingline Corporation

                                  By  Benjamin A. DeMotto
                                     ------------------------------------
                                      Chief Executive Officer